Exhibit 99

Investor Relations: Dianna Higgins | (414) 347-2635 | dianna_higgins@mgic.com

MGIC Investment Corporation Reports Fourth Quarter 2024 Results
Fourth Quarter 2024 Net Income of $184.7 million or $0.72 per Diluted Share
Fourth Quarter 2024 Adjusted Net Operating Income (Non-GAAP) of $184.5 million or $0.72 per Diluted Share
Full Year 2024 Net Income of $763.0 million or $2.89 per Diluted Share
Full Year 2024 Adjusted Net Operating Income (Non-GAAP) of $768.5 million or $2.91 per Diluted Share

MILWAUKEE (February 3, 2025) - MGIC Investment Corporation (NYSE: MTG) today reported operating and financial results for the fourth quarter of 2024.

Tim Mattke, CEO of MTG and Mortgage Guaranty Insurance Corporation (“MGIC”) said, “As we close another year on a high note with strong financial results in the fourth quarter while returning meaningful capital to our shareholders, I am looking forward to the opportunities that lie before us in the new year. With the solid foundation we have built, our leadership in the market, and our talented team, I remain confident in our ability to execute on our business strategies and achieve success for all of our stakeholders.” concluded Mattke.

SUMMARY FINANCIAL METRICS	Quarter ended
($ in millions, except where otherwise noted)	Q4 2024	Q3 2024	Q4 2023
Net income	$184.7	$200.0	$184.5
Net income per diluted share	$0.72	$0.77	$0.66
Adjusted net operating income	$184.5	$200.7	$187.6
Adjusted net operating income per diluted share	$0.72	$0.77	$0.67
New insurance written (NIW) (billions)	$15.9	$17.2	$10.9
Net premiums earned	$241.3	$243.3	$226.4
Insurance in force (billions)	$295.4	$292.8	$293.5
Annual persistency	84.8%	85.3%	86.1%
Losses incurred, net	$8.7	$(9.8)	$(9.5)
Primary delinquency inventory	26,791	25,089	25,650
Primary IIF delinquency rate (count based)	2.40%	2.24%	2.25%
Loss ratio	3.6%	(4.0%)	(4.2%)
Underwriting expense ratio	20.8%	22.4%	24.6%
In force portfolio yield (bps)	38.6	38.9	38.6
Net premium yield (bps)	32.9	33.4	30.8
Annualized return on equity	14.0%	15.6%	15.2%
Book value per common share outstanding	$20.82	$20.66	$18.61
Adjust for AOCI	$1.16	$0.80	$1.16
Tangible book value per share	$21.98	$21.46	$19.77

CAPITAL AND LIQUIDITY	As of
($ in billions, except where otherwise noted)	December 31, 2024	September 30, 2024	December 31, 2023
PMIERs available assets	$5.8	$6.0	$5.8
PMIERs excess	$2.2	$2.5	$2.4
Holding company liquidity (millions)	$1,076	$841	$918

FOURTH QUARTER 2024 HIGHLIGHTS
•We paid a dividend of $0.13 per common share to shareholders.
•We repurchased 7.8 million shares of common stock for $193.3 million.
•MGIC paid a dividend of $400 million to the holding company.
•We agreed upon the terms of a 40% quota share transaction with a group of unaffiliated reinsurers covering most of our 2025 and 2026 NIW.
•We previously announced that we exercised the early termination option on our 2021 quota share reinsurance transaction. After providing reinsurers the termination notice but prior to the termination date, we agreed to amended terms with certain participants from the existing reinsurance panel that effectively reduces the quota share cede rate from 30% to 26% on the remaining eligible insurance. We paid a termination fee of approximately $1 million to the non-participating reinsurers. The amended agreement was effective December 31, 2024.

FIRST QUARTER 2025 HIGHLIGHTS
•In January 2025, we repurchased an additional 3.5 million shares of our common stock for $85.5 million.
•We declared a dividend of $0.13 per common share to shareholders payable on March 5th, 2025, to shareholders of record at the close of business on February 18th, 2025.

Conference Call and Webcast Details
MGIC Investment Corporation will hold a conference call February 4, 2025, at 10 a.m. ET to allow securities analysts and shareholders the opportunity to hear management discuss the company’s quarterly results. Individuals interested in joining by telephone should register for the call at https://register.vevent.com/register/BI0788299b97c44801aefdf12466578f0e to receive the dial-in number and unique PIN to access the call. It is recommended that you join the call at least 10 minutes before the conference call begins. The call is also being webcast and can be accessed at the company's website at http://mtg.mgic.com/ under "Newsroom." A replay of the webcast will be available on the company’s website through March 4, 2025.
About MGIC
Mortgage Guaranty Insurance Corporation (MGIC) (www.mgic.com), the principal subsidiary of MGIC Investment Corporation, serves lenders throughout the United States, helping families achieve homeownership sooner by making affordable low-down-payment mortgages a reality through the use of private mortgage insurance. At December 31, 2024, MGIC had $295.4 billion of primary insurance in force covering 1.1 million mortgages.

This press release, which includes certain additional statistical and other information, including non-GAAP financial information and a supplement that contains various portfolio statistics, are all available on the Company's website at https://mtg.mgic.com/ under “Newsroom.”

From time to time MGIC Investment Corporation releases important information via postings on its corporate website, and via postings on MGIC’s website for information related to underwriting and pricing, and intends to continue to do so in the future. Such postings include corrections of previous disclosures and may be made without any other disclosure. Investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings. Enrollment information for MGIC Investment Corporation alerts can be found at https://mtg.mgic.com/shareholder-services/email-alerts. For information about our underwriting and rates, see https://www.mgic.com/underwriting.
Safe Harbor Statement
Forward Looking Statements and Risk Factors:
Our actual results could be affected by the risk factors below. These risk factors should be reviewed in connection with this press release and our periodic reports to the Securities and Exchange Commission (“SEC”). These risk factors may also cause actual results to differ materially from the results contemplated by forward looking statements that we may make. Forward looking statements consist of statements which relate to matters other than historical fact, including matters that inherently refer to future events. Among others, statements that include words such as “believe,” “anticipate,” “will” or “expect,” or words of similar import, are forward looking statements. We are not undertaking any obligation to update any forward looking statements or other statements we may make even though these statements may be affected by events or circumstances occurring after the forward looking statements or other statements were made. No investor should rely on the fact that such statements are current at any time other than the time at which this press release was delivered for dissemination to the public.

While we communicate with security analysts from time to time, it is against our policy to disclose to them any material non-public information or other confidential information. Accordingly, investors should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report, and such reports are not our responsibility.

Use of Non-GAAP financial measures
We believe that use of the Non-GAAP financial measures of adjusted pre-tax operating income (loss), adjusted net operating income (loss) and adjusted net operating income (loss) per diluted share facilitate the evaluation of the company's core financial performance thereby providing relevant information to investors. These measures are not recognized in accordance with accounting principles generally accepted in the United States of America (GAAP) and should not be viewed as alternatives to GAAP measures of performance.

Adjusted pre-tax operating income (loss) is defined as GAAP income (loss) before tax, excluding the effects of net realized investment gains (losses), gain and losses on debt extinguishment and infrequent or unusual non-operating items where applicable.

Adjusted net operating income (loss) is defined as GAAP net income (loss) excluding the after-tax effects of net realized investment gains (losses), gain and losses on debt extinguishment and infrequent or unusual non-operating items where applicable. The amounts of adjustments to components of pre-tax operating income (loss) are tax effected using a federal statutory tax rate of 21%.

Adjusted net operating income (loss) per diluted share is calculated in a manner consistent with the accounting standard regarding earnings per share by dividing (i) adjusted net operating income (loss) after making adjustments for interest expense on convertible debt, whenever the impact is dilutive, by (ii) diluted weighted average common shares outstanding, which reflects share dilution from unvested restricted stock units and from convertible debt when dilutive under the "if-converted" method.

Although adjusted pre-tax operating income (loss) and adjusted net operating income (loss) exclude certain items that have occurred in the past and are expected to occur in the future, the excluded items represent items that are: (1) not viewed as part of the operating performance of our primary activities; or (2) impacted by both discretionary and other economic or regulatory factors and are not necessarily indicative of operating trends, or both. These adjustments, along with the reasons for their treatment, are described below. Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these adjustments. Other companies may calculate these measures differently. Therefore, their measures may not be comparable to those used by us.

(1)Net realized investment gains (losses). The recognition of net realized investment gains or losses can vary significantly across periods as the timing of individual securities sales is highly discretionary and is influenced by such factors as market opportunities, our tax and capital profile, and overall market cycles.
(2)Gains and losses on debt extinguishment. Gains and losses on debt extinguishment result from discretionary activities that are undertaken to enhance our capital position, and/or improve our debt profile.
(3)Infrequent or unusual non-operating items. Items that are non-recurring in nature and are not part of our primary operating activities.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands, except per share data)	2024	2023	2024	2023

Net premiums written	$232,104	$219,134	$933,388	$915,041
Revenues
Net premiums earned	$241,295	$226,448	$970,807	$952,551
Net investment income	61,324	57,802	244,640	214,740
Net gains (losses) on investments and other financial instruments	(1,644)	(761)	(9,846)	(14,141)
Other revenue	469	468	2,130	1,952
Total revenues	301,444	283,957	1,207,731	1,155,102
Losses and expenses
Losses incurred, net	8,698	(9,534)	(14,861)	(20,856)
Underwriting and other expenses, net	49,139	54,744	218,281	236,824
Interest expense	8,899	8,900	35,602	36,905
Total losses and expenses	66,736	54,110	239,022	252,873
Income before tax	234,708	229,847	968,709	902,229
Provision for income taxes	50,008	45,343	205,715	189,280
Net income	$184,700	$184,504	$762,994	$712,949
Net income per diluted share	$0.72	$0.66	$2.89	$2.49

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
EARNINGS PER SHARE (UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands, except per share data)	2024	2023	2024	2023
Net income	$184,700	$184,504	$762,994	$712,949
Interest expense, net of tax:
9% Convertible Junior Subordinated Debentures	—	—	—	1,026
Diluted net income available to common shareholders	$184,700	$184,504	$762,994	$713,975

Weighted average shares - basic	252,644	275,955	261,684	283,605
Effect of dilutive securities:
Unvested restricted stock units	2,658	2,991	2,311	2,427
9% Convertible Junior Subordinated Debentures	—	—	—	1,123
Weighted average shares - diluted	255,302	278,946	263,995	287,155
Net income per diluted share	$0.72	$0.66	$2.89	$2.49

NON-GAAP RECONCILIATIONS

Reconciliation of Income before tax / Net income to Adjusted pre-tax operating income / Adjusted net operating income
	Three Months Ended December 31,
	2024			2023
(In thousands, except per share amounts)	Pre-tax	Tax Effect	Net (after-tax)	Pre-tax	Tax Effect	Net (after-tax)
Income before tax / Net income	$234,708	$50,008	$184,700	$229,847	$45,343	$184,504
Adjustments:
Net realized investment (gains) losses	(254)	(53)	(201)	3,930	825	3,105
Adjusted pre-tax operating income / Adjusted net operating income	$234,454	$49,955	$184,499	$233,777	$46,168	$187,609

Reconciliation of Net income per diluted share to Adjusted net operating income per diluted share
Weighted average shares - diluted			255,302			278,946
Net income per diluted share			$0.72			$0.66
Net realized investment (gains) losses			—			0.01
Adjusted net operating income per diluted share			$0.72			$0.67

Reconciliation of Income before tax / Net income to Adjusted pre-tax operating income / Adjusted net operating income
	Twelve Months Ended December 31,
	2024			2023
(In thousands, except per share amounts)	Pre-tax	Tax Effect	Net (after-tax)	Pre-tax	Tax Effect	Net (after-tax)
Income before tax / Net income	$968,709	$205,715	$762,994	$902,229	$189,280	$712,949
Adjustments:
Net realized investment (gains) losses	6,914	1,452	5,462	14,549	3,055	11,494
Adjusted pre-tax operating income / Adjusted net operating income	$975,623	$207,167	$768,456	$916,778	$192,335	$724,443

Reconciliation of Net income per diluted share to Adjusted net operating income per diluted share
Weighted average shares - diluted			263,995			287,155

Net income per diluted share			$2.89			$2.49
Net realized investment (gains) losses			0.02			0.04
Adjusted net operating income per diluted share			$2.91			$2.53

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31,	December 31,	December 31,
(In thousands, except per share data)	2024	2023	2022
ASSETS
Investments (1)	$5,867,560	$5,738,734	$5,424,688
Cash and cash equivalents	229,485	363,666	327,384
Restricted cash and cash equivalents	5,142	6,978	5,529
Reinsurance recoverable on loss reserves (2)	47,281	33,302	28,240
Home office and equipment, net	35,679	38,755	41,419
Deferred insurance policy acquisition costs	11,694	14,591	19,062
Deferred income taxes, net	69,875	79,782	124,769
Other assets	280,519	262,572	242,702
Total assets	$6,547,235	$6,538,380	$6,213,793

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Loss reserves (2)	$462,662	$505,379	$557,988
Unearned premiums	120,360	157,779	195,289
Senior notes	644,667	643,196	641,724
Convertible junior debentures	—	—	21,086
Other liabilities	147,171	160,009	154,966
Total liabilities	1,374,860	1,466,363	1,571,053
Shareholders' equity	5,172,375	5,072,017	4,642,740
Total liabilities and shareholders' equity	$6,547,235	$6,538,380	$6,213,793
Book value per share (3)	$20.82	$18.61	$15.82

(1) Investments include net unrealized gains (losses) on securities	$(326,428)	$(337,909)	$(518,871)
(2) Loss reserves, net of reinsurance recoverable on loss reserves	$415,381	$472,077	$529,748
(3) Shares outstanding	248,449	272,494	293,433

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
ADDITIONAL INFORMATION - NEW INSURANCE WRITTEN

	2024				2023	Year-to-date
	Q4	Q3	Q2	Q1	Q4	2024	2023
New primary insurance written (NIW) (billions)	$15.9	$17.2	$13.5	$9.1	$10.9	$55.7	$46.1

Monthly (including split premium plans) and annual premium plans	15.5	16.8	13.2	8.8	10.3	54.3	44.2
Single premium plans	0.4	0.3	0.4	0.3	0.6	1.4	1.9

Product mix as a % of primary NIW
FICO < 680	4%	4%	4%	3%	4%	4%	4%
>95% LTVs	13%	13%	14%	15%	13%	14%	12%
>45% DTI	29%	29%	29%	28%	30%	29%	26%
Singles	2%	2%	3%	3%	5%	2%	4%
Refinances	8%	3%	2%	2%	3%	4%	2%

New primary risk written (billions)	$4.1	$4.5	$3.5	$2.4	$2.8	$14.5	$11.9

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
ADDITIONAL INFORMATION - INSURANCE IN FORCE and RISK IN FORCE

	2024					2023
	Q4	Q3		Q2	Q1	Q4
Primary Insurance In Force (IIF) (billions)	$295.4	$292.8	(1)	$291.6	$290.9	$293.5
Total # of loans	1,118,308	1,119,300		1,116,159	1,123,209	1,139,796

Premium Yield
In force portfolio yield (2)	38.6	38.9	(1)	38.4	38.5	38.6
Premium refunds (3)	0.0	(0.1)		0.2	0.1	(0.5)
Accelerated earnings on single premium	0.4	0.3		0.3	0.3	0.5
Total direct premium yield	39.0	39.1		38.9	38.9	38.6
Ceded premiums earned, net of profit commission and assumed premiums (4)	(6.1)	(5.7)		(5.5)	(5.7)	(7.8)
Net premium yield	32.9	33.4		33.4	33.2	30.8

Average Loan Size of IIF (thousands)	$264.1	$261.6		$261.3	$259.0	$257.5

Annual Persistency (5)	84.8%	85.3%		85.4%	85.7%	86.1%

Primary Risk In Force (RIF) (billions)	$78.8	$78.0		$77.3	$76.8	$77.2
By FICO (%) (5)
FICO 760 & >	44%	44%		43%	43%	43%
FICO 740-759	18%	18%		18%	18%	18%
FICO 720-739	14%	14%		14%	14%	14%
FICO 700-719	10%	10%		11%	11%	11%
FICO 680-699	7%	7%		7%	7%	7%
FICO 660-679	3%	3%		3%	3%	3%
FICO 640-659	2%	2%		2%	2%	2%
FICO 639 & <	2%	2%		2%	2%	2%

Average Coverage Ratio (RIF/IIF)	26.7%	26.6%		26.5%	26.4%	26.3%

Direct Pool RIF (millions)
With aggregate loss limits	$177	$178		$179	$180	$186
Without aggregate loss limits	$49	$52		$54	$56	$70
(1) In the third quarter of 2024, we updated our method for calculating the unpaid principal balance on our in force loans. This resulted in a $2.5 billion reduction in our insurance in force and resulted in a 0.2 basis point increase in our in force portfolio yield for the third quarter of 2024.
(2) Total direct premiums earned, excluding premium refunds and accelerated premiums from single premium policy cancellations divided by average primary insurance in force.
(3) Premium refunds and our estimate of refundable premium on our delinquency inventory divided by average primary insurance in force.
(4) Ceded premiums earned, net of profit commissions and assumed premiums. Assumed premiums include our participation in GSE Credit Risk Transfer programs, of which the impact on the net premium yield was 0.6 bps in the fourth quarter of 2024. Ceded premiums for reinsurance cancellation activities decreased the premium yield by 1.9 bps in the fourth quarter of 2023.
(5) The FICO credit score at the time of origination for a loan with multiple borrowers is the lowest of the borrowers’ “decision FICO scores.” A borrower’s “decision FICO score” is determined as follows: if there are three FICO scores available, the middle FICO score is used; if two FICO scores are available, the lower of the two is used; if only one FICO score is available, it is used.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
ADDITIONAL INFORMATION - DELINQUENCY STATISTICS

	2024								2023
	Q4		Q3		Q2		Q1		Q4
Primary IIF - Delinquent Roll Forward - # of Loans
Beginning Delinquent Inventory	25,089		23,370		24,142		25,650		24,720
New Notices	14,127		13,679		11,444		12,177		12,708
Cures	(12,040)		(11,591)		(11,786)		(13,314)		(11,370)
Paid claims	(306)		(347)		(313)		(352)		(310)
Rescissions and denials	(27)		(22)		(16)		(19)		(17)
Other items removed from inventory (1)	(52)		—		(101)		—		(81)
Ending Delinquent Inventory	26,791		25,089		23,370		24,142		25,650

Primary IIF Delinquency Rate (count based)	2.40%		2.24%		2.09%		2.15%		2.25%
Primary claim received inventory included in ending delinquent inventory	319		299		273		266		302

Composition of Cures
Reported delinquent and cured intraquarter	3,619		3,926		3,051		4,086		3,390
Number of payments delinquent prior to cure
3 payments or less	5,456		4,743		5,358		5,711		4,808
4-11 payments	2,404		2,277		2,649		2,769		2,341
12 payments or more	561		645		728		748		831
Total Cures in Quarter	12,040		11,591		11,786		13,314		11,370

Composition of Paids
Number of payments delinquent at time of claim payment
3 payments or less	1		2		1		—		—
4-11 payments	27		28		23		30		15
12 payments or more	278		317		289		322		295
Total Paids in Quarter	306		347		313		352		310

Aging of Primary Delinquent Inventory
Consecutive months delinquent
3 months or less	10,352	38%	9,621	38%	8,245	35%	7,930	33%	9,175	36%
4-11 months	9,281	35%	8,339	33%	8,091	35%	9,010	38%	8,900	35%
12 months or more	7,158	27%	7,129	29%	7,034	30%	7,202	29%	7,575	29%

Number of payments delinquent
3 payments or less	14,135	53%	13,096	52%	11,716	50%	11,620	48%	12,665	50%
4-11 payments	8,392	31%	7,629	31%	7,252	31%	7,849	33%	8,064	31%
12 payments or more	4,264	16%	4,364	17%	4,402	19%	4,673	19%	4,921	19%

(1) Items removed from inventory are associated with commutations of coverage on non-performing policies.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
ADDITIONAL INFORMATION - RESERVES and CLAIMS PAID

	2024				2023	Year-to-date
	Q4	Q3	Q2	Q1	Q4	2024	2023
Reserves (millions)
Primary Direct Loss Reserves	$460	$457	$475	$501	$502
Pool Direct loss reserves	3	3	3	3	3
Other Gross Reserves	—	1	—	—	—
Total Gross Loss Reserves	$463	$461	$478	$504	$505

Primary Average Direct Reserve Per Delinquency	$17,159	$18,232	$20,307	$20,761	$19,562

Net Paid Claims (millions) (1)	$11	$10	$12	$12	$13	$45	$46
Total primary (excluding settlements)	10	9	10	10	10	39	39
Rescission and NPL settlements	1	—	1	—	1	2	1
Reinsurance	(1)	(1)	(1)	—	—	(3)	(1)
LAE and other	1	2	2	2	2	7	7
Reinsurance Terminations (1)	(3)	—	—	—	(9)	(3)	(9)

Primary Average Claim Payment (thousands) (2)	$34.0	$27.2	$30.6	$28.3	$31.1	$29.9	$29.4

(1) Net paid claims, as presented, does not include amounts received in conjunction with terminations or commutations of reinsurance agreements.
(2) Excludes amounts paid in settlement disputes for claims paying practices and/or commutations of policies.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
ADDITIONAL INFORMATION - REINSURANCE AND MI RATIOS

	2024					2023	Year-to-date
	Q4		Q3	Q2	Q1	Q4	2024	2023
Quota Share Reinsurance
% NIW subject to reinsurance	86.2%		87.0%	86.9%	87.7%	85.8%	86.9%	86.8%
Ceded premiums written and earned (millions) (1)	$32.2		$27.7	$26.7	$28.7	$33.9	$115.3	$123.9
Ceded losses incurred (millions)	$6.1		$4.0	$4.0	$6.5	$2.2	$20.6	$15.6
Ceding commissions (millions) (included in underwriting and other expenses)	$11.8		$11.3	$10.8	$10.6	$13.0	$44.5	$50.4
Profit commission (millions) (included in ceded premiums)	$27.9		$28.6	$27.3	$24.6	$35.9	$108.4	$133.1

Excess-of-Loss Reinsurance
Ceded premiums earned (millions)(2)	$16.9		$17.0	$16.6	$16.1	$27.1	$66.6	$78.9

GAAP loss ratio	3.6%		(4.0%)	(7.5)%	1.9%	(4.2%)	(1.5%)	(2.2%)
GAAP underwriting expense ratio (insurance operations only)	20.8%		22.4%	23.1%	25.7%	24.6%	23.0%	25.5%

Mortgage Guaranty Insurance Corporation - Risk to Capital	10.0:1	(3)	9.6:1	10.0:1	9.8:1	10.2:1
Combined Insurance Companies - Risk to Capital	10.0:1	(3)	9.6:1	10.0:1	9.8:1	10.1:1

(1) Includes $1 million termination fee incurred in the partial termination of our 2021 QSR Transaction in Q4 2024. Includes $5 million termination fee incurred to terminate our 2020 QSR Transaction in Q4 2023.
(2) Includes $8 million of additional ceded premium in Q4 2023 associated with the cost of the tender premium and associated expenses on our Home Re 2019-1 Ltd., Home Re 2021-1 Ltd., and Home Re 2021-2 Ltd. Transactions.
(3) Preliminary

Risk Factors

As used below, “we,” “our” and “us” refer to MGIC Investment Corporation’s consolidated operations or to MGIC Investment Corporation, as the context requires; and “MGIC” refers to Mortgage Guaranty Insurance Corporation.
Risk Factors Relating to Global Events
Wars and/or other global events may adversely affect the U.S. economy and our business.
Wars and/or other global events may result in increased inflation rates, strained supply chains, and increased volatility in the domestic and global financial markets. Wars and/or other global events have in the past and may continue to impact our business in various ways, including the following which are described in more detail in the remainder of these risk factors:
•The terms under which we are able to obtain quota share reinsurance ("QSR") and/or excess-of-loss ("XOL") reinsurance through the insurance-linked notes ("ILN") market and the traditional reinsurance market may be negatively impacted and terms under which we are able to access those markets in the future may be limited or less attractive.
•The risk of a cybersecurity incident that affects our company may increase.
•Wars may negatively impact the domestic economy, which may increase unemployment and inflation, or decrease home prices, in each case leading to an increase in loan delinquencies.
•The volatility in the financial markets may impact the performance of our investment portfolio and our investment portfolio may include investments in companies or securities that are negatively impacted by wars and/or other global events.
Risk Factors Relating to the Mortgage Insurance Industry and its Regulation
Downturns in the domestic economy or declines in home prices may result in more homeowners defaulting and our losses increasing, with a corresponding decrease in our returns.
Losses result from general economic or personal events that reduce a borrower’s ability or willingness to make mortgage payments, such as recession, unemployment, decreases in home prices, health issues, and changes in family status. Such events are outside of our control, difficult to predict, and generally increase loan delinquencies and claims. Additionally, economic conditions may differ from region to region. Information about the geographic dispersion of our risk in force and delinquency inventory can be found in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q.
A decline in home prices may make it more difficult for borrowers to sell or refinance their homes, increasing the chances of default. Additionally, a decline in home prices may result in loan balances exceeding home values, discouraging borrowers from continuing to make payments. The seasonally-adjusted Purchase-Only U.S. Home Price Index of the Federal Housing Finance Agency (the “FHFA”), which is based on single-family properties whose mortgages have been purchased or securitized by Fannie Mae or Freddie Mac, indicates that home prices increased .3% nationwide in November, 2024 compared to October, 2024. Although the 12 month change in home prices recently reached historically high rates, the rate of growth is moderating: it increased by 4.1% in the first 11 months of 2024, after increasing 6.7%, 6.8%, and 17.8% in 2023, 2022, and 2021, respectively. The national average price-to-income ratio exceeds its historical average, in part as a result of recent home price appreciation outpacing increases in income. Affordability issues can put downward pressure on home prices. A decline in home prices may occur even absent a deterioration in economic conditions due to declines in demand for homes, which in turn may result from changes in buyers’ perceptions of the potential for future appreciation, restrictions on and the cost of mortgage credit due to more stringent underwriting standards, higher interest rates, changes to the tax deductibility of mortgage interest, decreases in the rate of household formations, or other factors.
Changes in the business practices of Fannie Mae and Freddie Mac ("the GSEs"), federal legislation that changes their charters or a restructuring of the GSEs could reduce our revenues or increase our losses.
The substantial majority of our new insurance written ("NIW") is for loans purchased by the GSEs; therefore, the business practices of the GSEs greatly impact our business. The GSEs possess substantial market power, which enables them to influence our business and the mortgage insurance industry in general. In 2008 the housing market was in severe decline, which damaged the financial condition of the GSEs. FHFA placed the GSEs into conservatorship on September 7, 2008 and the FHFA has the authority to control and direct their operations. Given that the Director of the FHFA serves at the pleasure of the President, the agency's agenda, policies and actions may be influenced by the then-current administration. When a new administration is sworn in, the policy direction and oversight of the GSEs may change.

Changes in the status, powers, or supervision of the GSEs, whether through legislation or administrative action, could impact private mortgage insurers, which would have an adverse effect on our business, revenue, results of operations and financial condition. Business practices of the GSEs that affect the mortgage insurance industry include:
•The GSEs' private mortgage insurer eligibility requirements ("PMIERs"), the financial requirements of which are discussed in our risk factor titled “We may not continue to meet the GSEs’ private mortgage insurer eligibility requirements and our returns may decrease if we are required to maintain more capital in order to maintain our eligibility.”
•The capital and collateral requirements for participants in the GSEs' alternative forms of credit enhancement discussed in our risk factor titled "The amount of insurance we write could be adversely affected if lenders and investors select alternatives to private mortgage insurance or are unable to obtain capital relief for mortgage insurance."
•The level of private mortgage insurance coverage, subject to the limitations of the GSEs’ charters, when private mortgage insurance is used as the required credit enhancement on low down payment mortgages (the GSEs generally require a level of mortgage insurance coverage that is higher than the level of coverage required by their charters; any change in the required level of coverage will impact our new risk written).
•The amount of loan level price adjustments and guaranty fees (which result in higher costs to borrowers) that the GSEs assess on loans that require private mortgage insurance. The requirements of the new GSE capital framework may lead the GSEs to increase their guaranty fees. In addition, the FHFA has indicated that it is reviewing the GSEs' pricing in connection with preparing them to exit conservatorship and to ensure that pricing subsidies benefit only affordable housing activities.
•Whether the GSEs select or influence the mortgage lender’s selection of the mortgage insurer providing coverage.
•The underwriting standards that determine which loans are eligible for purchase by the GSEs, which can affect the quality of the risk insured by the mortgage insurer and the availability of mortgage loans.
•The terms on which mortgage insurance coverage can be canceled before reaching the cancellation thresholds established by law and the business practices associated with such cancellations. If the GSEs or other mortgage investors change their practices regarding the timing of cancellation of mortgage insurance due to home price appreciation, policy goals, changing risk tolerances or otherwise, we could experience an unexpected reduction in our insurance in force ("IIF"), which would negatively impact our business and financial results. For more information, see the discussion below regarding the GSEs' Equitable Housing Plans and our risk factor titled “The length of time our insurance policies remain in force has a significant impact on our results."
•The programs established by the GSEs intended to avoid or mitigate loss on insured mortgages and the circumstances in which mortgage servicers must implement such programs.
•The terms that the GSEs require to be included in mortgage insurance policies for loans that they purchase, including limitations on the rescission rights of mortgage insurers.
•The extent to which the GSEs intervene in mortgage insurers’ claims paying practices, rescission practices or rescission settlement practices with lenders.
•The maximum loan limits of the GSEs compared to those of the Federal Housing Administration ("FHA") and other investors.
•The benchmarks established by the FHFA for loans to be purchased by the GSEs, which can affect the loans available to be insured. In December 2021, the FHFA established the benchmark levels for 2022-2024 purchases of low-income home mortgages, very low-income home mortgages and low-income refinance mortgages, each of which exceeded the 2021 benchmarks. The FHFA also established two new sub-goals: one targeting minority communities and the other targeting low-income neighborhoods. In August 2024, FHFA proposed new benchmark levels for 2025-2027 purchases of low-income home mortgages, very low-income home mortgages and low-income refinance mortgages. The newly-proposed levels for low-income and very low-income home mortgages are lower than the 2022-2024 levels, but are higher than pre-2022 levels. The newly-proposed level for low income refinance mortgages is unchanged from the 2022-2024 level, but is higher than the pre-2022 level.
In recent years, primarily at the direction of FHFA, the GSEs have been focused on, among other things, the promotion of access, affordability, and equitable housing initiatives. In 2022 the GSEs each published Equitable Housing Finance Plans ("Plans"). Updated Plans were published by the GSEs in the spring of 2024. The Plans seek to advance equity in housing finance over a three-year period and include potential changes to the GSEs’ business practices and policies. Specifically relating to mortgage insurance, (1) Fannie Mae’s Plan includes the creation of special purpose credit program(s) ("SPCPs") targeted to historically underserved borrowers and the support of locally-controlled SPCPs with a goal of lowering costs for such borrowers through lower than standard mortgage insurance requirements; and (2) Freddie Mac’s Plan includes plans to work with mortgage insurers to look for ways to lower mortgage costs, the creation of SPCPs targeted to historically underserved borrowers, and the planned purchase of loans originated through lender-created SPCPs. To the extent the business practices and policies of the GSEs regarding mortgage insurance coverage, costs and cancellation change, including more broadly than through SPCPs, such changes may negatively impact the mortgage insurance industry and our financial results.
It is uncertain what role the GSEs, FHA and private capital, including private mortgage insurance, will play in the residential housing finance system in the future. The timing and impact on our business of any resulting changes are uncertain. For changes that would require Congressional action to implement it is difficult to estimate when Congressional action would be final and how long any associated phase-in period may last.
We may not continue to meet the GSEs’ private mortgage insurer eligibility requirements and our returns may decrease if we are required to maintain more capital in order to maintain our eligibility.
We must comply with a GSE's PMIERs to be eligible to insure loans delivered to or purchased by that GSE. The PMIERs include financial requirements, as well as business, quality control and certain transaction approval requirements. The PMIERs provide that the GSEs may amend any provision of the PMIERs or impose additional requirements with an effective date specified by the GSEs.
The financial requirements of the PMIERs require a mortgage insurer’s “Available Assets” (generally only the most liquid assets of an insurer) to equal or exceed its “Minimum Required Assets” (which are generally based on an insurer’s book of risk in force and calculated from tables of factors with several risk dimensions, reduced for credit given for risk ceded under reinsurance agreements).
Based on our interpretation of the PMIERs, as of December 31, 2024, MGIC’s Available Assets totaled $5.8 billion, or $2.2 billion in excess of its Minimum Required Assets. MGIC is in compliance with the PMIERs and eligible to insure loans purchased by the GSEs. In August 2024, the GSEs issued updates to the calculation of Available Assets. The update will be implemented through a 24-month phased-in approach, with a fully effective date of September 30, 2026. If these changes were effective as of December 31, 2024, without a graduated implementation period, MGIC's Available Assets of $5.8 billion would decrease by approximately 1% or $50 million, and MGIC's PMIERs excess would be $2.1 billion.
Our Minimum Required Assets reflect a credit for risk ceded under our QSR and XOL reinsurance transactions, which are discussed in our risk factor titled "Our underwriting practices and the mix of business we write affects our Minimum Required Assets under the PMIERs, our premium yields and the likelihood of losses occurring." The calculated credit for XOL reinsurance transactions under PMIERs is generally based on the PMIERs requirement of the covered loans and the attachment and detachment points of the coverage, all of which fluctuate over time. PMIERs credit is generally not given for the reinsured risk above the PMIERs requirement. The GSEs have discretion to further limit reinsurance credit under the PMIERs. Refer to “Consolidated Results of Operations – Reinsurance Transactions” in Part I, Item 2 of our Quarterly Report on Form 10-Q for information about the calculated PMIERs credit for our XOL transactions. There is a risk we will not receive our current level of credit in future periods for ceded risk. In addition, we may not receive the same level of credit under future reinsurance transactions that we receive under existing transactions. If MGIC is not allowed certain levels of credit under the PMIERs, under certain circumstances, MGIC may terminate the reinsurance transactions without penalty.
The PMIERs generally require us to hold significantly more Minimum Required Assets for delinquent loans than for performing loans and the Minimum Required Assets required to be held increases as the number of payments missed on a delinquent loan increases. If the number of loan delinquencies increases for reasons discussed in these risk factors, or otherwise, it may cause our Minimum Required Assets to exceed our Available Assets. We are unable to predict the ultimate number of loans that will become delinquent. If we are required to hold more capital relative to our insured loans it could adversely affect our business and results of operations, or prohibit or delay us from taking actions that would be advantageous to our investors.
If our Available Assets fall below our Minimum Required Assets, we would not be in compliance with the PMIERs. The PMIERs provide a list of remediation actions for a mortgage insurer's non-compliance, with additional actions possible in the GSEs' discretion. At the extreme, the GSEs may suspend or terminate our eligibility to insure loans purchased by them. Such suspension or termination would significantly reduce the volume of our NIW, the substantial majority of which is for loans delivered to or purchased by the GSEs.
Additionally, the PMIERs impose transactional approval conditions that may restrict or delay us from taking certain actions. In the event that one or both of the GSEs does not approve an intended course of action, there may be a material adverse effect on our business and results of operations.
Should capital be needed by MGIC in the future, capital contributions from our holding company may not be available due to competing demands on holding company resources.

Because loss reserve estimates are subject to uncertainties, paid claims may be substantially different than our loss reserves.
When we establish case reserves, we estimate our ultimate loss on delinquent loans by estimating the number of such loans that will result in a claim payment (the "claim rate"), and further estimating the amount of the claim payment (the "claim severity"). Changes to our claim rate and claim severity estimates could have a material impact on our future results, even in a stable economic environment. Our estimates incorporate anticipated cures, loss mitigation activity, rescissions and curtailments. The establishment of loss reserves is subject to inherent uncertainty and requires significant judgment by management. Our actual claim payments may differ substantially from our loss reserve estimates. Our estimates could be affected by several factors, including a change in regional or national economic conditions as discussed in these risk factors and a change in the length of time loans are delinquent before claims are received. Generally, the longer a loan is delinquent before a claim is received, the greater the severity. Foreclosure moratoriums and forbearance programs increase the average time it takes to receive claims. Generally, losses follow a seasonal trend in which the first half of the year has stronger credit performance than the second half, with higher cure rates and lower new notice activity. The state of the economy, local housing markets, pandemics, natural disasters, and various other factors, may result in delinquencies not following the typical pattern.
We are subject to comprehensive regulation and other requirements, which we may fail to satisfy.
We are subject to comprehensive regulation, including by state insurance departments. Many regulations are designed for the protection of our insured policyholders and consumers, rather than for the benefit of investors. Mortgage insurers, including MGIC, have in the past been involved in litigation and regulatory actions related to alleged violations of the anti-referral fee provisions of the Real Estate Settlement Procedures Act ("RESPA"), and the notice provisions of the Fair Credit Reporting Act ("FCRA"). While these proceedings in the aggregate did not result in material liability for MGIC, there can be no assurance that the outcome of future proceedings, if any, under these laws or others would not have a material adverse effect on us.
We provide contract underwriting services, including on loans for which we are not providing mortgage insurance. These services are subject to contractual obligations and federal and state regulation. Our failure to meet the standards set forth in the applicable contracts or regulations would subject us to potential litigation or regulatory action. To the extent that we are construed to make independent credit decisions in connection with our contract underwriting activities, we also could be subject to increased regulatory requirements under the Equal Credit Opportunity Act ("ECOA"), FCRA, and other laws. Under relevant laws, examination may also be made of whether a mortgage insurer's underwriting decisions have a disparate impact on persons belonging to a protected class in violation of the law.
Although their scope varies, state insurance laws generally grant broad supervisory powers to agencies or officials to examine insurance companies and enforce rules or exercise discretion affecting almost every significant aspect of the insurance business, including payment for the referral of insurance business, premium rates and discrimination in pricing, and minimum capital requirements. The increased use by the private mortgage insurance industry of risk-based pricing systems that establish premium rates based on more attributes than previously considered, and of algorithms, artificial intelligence and data and analytics, has led to additional regulatory scrutiny of premium rates and of other matters such as discrimination in pricing and underwriting, data privacy and access to insurance. For more information about state capital requirements, see our risk factor titled “State capital requirements may prevent us from continuing to write new insurance on an uninterrupted basis.” For information about regulation of data privacy, see our risk factor titled “We could be materially adversely affected by a cybersecurity breach or failure of information security controls.” For more details about the various ways in which our subsidiaries are regulated, see “Business - Regulation” in Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2023.
While we have established policies and procedures to comply with applicable laws and regulations, many such laws and regulations are complex and it is not possible to predict the eventual scope, duration or outcome of any reviews or investigations nor is it possible to predict their effect on us or the mortgage insurance industry.

Pandemics, hurricanes and other disasters may adversely impact our results of operations and financial condition.
Pandemics and other disasters, such as hurricanes, tornadoes, earthquakes, wildfires and floods, or other events related to climate change, could trigger an economic downturn in the affected areas, or in areas with similar risks, which could result in a decrease in home prices, an increased claim rate and increased claim severity in those areas. Due to the increased frequency and severity of natural disasters, some homeowners' insurers are increasing premium rates or withdrawing from certain states or areas that they deem to be high risk. Even though we do not generally insure losses related to property damage, the inability of a borrower to obtain hazard and/or flood insurance, or the increased cost of such insurance, could lead to a decrease in home prices in the affected areas and an increase in delinquencies and our incurred losses.
The PMIERs require us to maintain significantly more "Minimum Required Assets" for delinquent loans than for performing loans. See our risk factor titled "We may not continue to meet the GSEs’ private mortgage insurer eligibility requirements and our returns may decrease if we are required to maintain more capital in order to maintain our eligibility."
Pandemics and other disasters could also lead to increased reinsurance rates or reduced availability of reinsurance. This may cause us to retain more risk than we otherwise would and could negatively affect our compliance with the financial requirements of State Capital Requirements and the PMIERs. Similarly, pandemics and other disasters may impact the value of and cause volatility in our investment portfolio, which could also negatively affect our compliance with the financial requirements of PMIERs.
FHFA is working to incorporate climate risk considerations into its policy development and processes. The FHFA has instructed the GSEs to designate climate change as a priority concern and actively consider its effects in their decision making. FHFA has established internal working groups and a steering committee in order to ensure that the GSEs are accounting for the risks associated with climate change and natural disasters. In May 2024, FHFA published an advisory bulletin highlighting the need for the GSEs to establish, as appropriate, risk management practices that identify, assess, control, monitor and report climate-related risks, and the need to have appropriate risk management policies, standards, procedures, controls and reporting systems in place. It is possible that efforts to manage these risks by the FHFA, GSEs (including through GSE guideline or mortgage insurance policy changes) or others could materially impact the volume and characteristics of our NIW (including its policy terms), home prices in certain areas and defaults by borrowers in certain areas.

Reinsurance may be unavailable at current levels and prices, and/or the GSEs may reduce the amount of capital credit we receive for our reinsurance transactions.
We have in place QSR and XOL reinsurance transactions providing various amounts of coverage on our risk in force as of December 31, 2024. Refer to Part 1, Note 4 – “Reinsurance” and Part 1, Item 2 “Consolidated Results of Operations – Reinsurance Transactions” of our Quarterly Report on Form 10-Q, for more information about coverage under our reinsurance transactions. The reinsurance transactions reduce the tail-risk associated with stress scenarios. As a result, they reduce the risk-based capital that we are required to hold to support the risk and they allow us to earn higher returns on risk-based capital for our business than we would without them. However, market conditions impact the availability and cost of reinsurance. Reinsurance may not always be available to us, or available only on terms or at costs that we consider unacceptable. If we are not able to obtain reinsurance we will be required to hold additional capital to support our risk in force.

Reinsurance transactions subject us to counterparty risk, including the financial capability of the reinsurers to make payments for losses ceded to them under the reinsurance agreements. As reinsurance does not relieve us of our obligation to pay claims to our policyholders, our inability to recover losses from a reinsurer could have a material impact on our results of operations and financial condition.

The GSEs may change the credit they allow under the PMIERs for risk ceded under our reinsurance transactions. If the GSEs were to reduce the credit that we receive for reinsurance under the PMIERs, it could result in decreased returns absent an increase in our premium rates. An increase in our premium rates to adjust for a decrease in reinsurance credit may lead to a decrease in our NIW and net income.

Because we establish loss reserves only upon a loan delinquency rather than based on estimates of our ultimate losses on risk in force, losses may have a disproportionate adverse effect on our earnings in certain periods.
In accordance with accounting principles generally accepted in the United States, we establish case reserves for insurance losses and loss adjustment expenses only when delinquency notices are received for insured loans that are two or more payments past due and for loans we estimate are delinquent but for which delinquency notices have not yet been received (which we include in “IBNR”). Losses that may occur from loans that are not delinquent are not reflected in our financial statements, except when a "premium deficiency" is recorded. A premium deficiency would be recorded if the present value of expected future losses and expenses exceeds the present value of expected future premiums and already established loss reserves on the applicable loans. As a result, future losses incurred on loans that are not currently delinquent may have a material impact on future results as delinquencies emerge. As of December 31, 2024, we had established case reserves and reported losses incurred for 26,791 loans in our delinquency inventory and our IBNR reserve totaled $29 million. The number of loans in our delinquency inventory may increase from that level as a result of economic conditions relating to current global events or other factors and our losses incurred may increase.
State capital requirements may prevent us from continuing to write new insurance on an uninterrupted basis.
The insurance laws of 16 jurisdictions, including Wisconsin, MGIC's domiciliary state, require a mortgage insurer to maintain a minimum amount of statutory capital relative to its risk in force (or a similar measure) in order for the mortgage insurer to continue to write new business. We refer to these requirements as the “State Capital Requirements.” While they vary among jurisdictions, the most common State Capital Requirements allow for a maximum risk-to-capital ratio of 25 to 1. A risk-to-capital ratio will increase if (i) the percentage decrease in capital exceeds the percentage decrease in insured risk, or (ii) the percentage increase in capital is less than the percentage increase in insured risk. Wisconsin does not regulate capital by using a risk-to-capital measure but instead requires a minimum policyholder position (“MPP”). MGIC's “policyholder position” includes its net worth, or surplus, and its contingency reserve.
At December 31, 2024, MGIC’s risk-to-capital ratio was 10.0 to 1, below the maximum allowed by the jurisdictions with State Capital Requirements, and its policyholder position was $3.6 billion above the required MPP of $2.2 billion. Our risk-to-capital ratio and MPP reflect credit for the risk ceded under our reinsurance agreements with unaffiliated reinsurers. If MGIC is not allowed an agreed level of credit under the State Capital Requirements, MGIC may terminate the reinsurance transactions, without penalty.
In 2023, the NAIC adopted a revised Mortgage Guaranty Insurance Model Act. The updated Model Act includes requirements relating to, among other things: (i) capital and minimum capital requirements, and contingency reserves; (ii) restrictions on mortgage insurers’ investments in notes secured by mortgages; (iii) prudent underwriting standards and formal underwriting guidelines; (iv) the establishment of formal, internal “Mortgage Guaranty Quality Control Programs” with respect to in-force business; and (v) reinsurance and prohibitions on captive reinsurance arrangements. It is uncertain when the revised Model Act will be adopted in any jurisdiction. The provisions of the Model Act, if adopted in their final form, are not expected to have a material adverse effect on our business. It is unknown whether any changes will be made by state legislatures prior to adoption, and the effect changes, if any, will have on the mortgage guaranty insurance market generally, or on our business. Wisconsin, where MGIC is domiciled, has begun the process to replace current mortgage insurance regulations with the Model Act, though it is expected that some changes will be made before formal adoption.
While MGIC currently meets the State Capital Requirements of Wisconsin and all other jurisdictions, it could be prevented from writing new business in the future in all jurisdictions if it fails to meet the State Capital Requirements of Wisconsin, or it could be prevented from writing new business in a particular jurisdiction if it fails to meet the State Capital Requirements of that jurisdiction, and in each case if MGIC does not obtain a waiver of such requirements. It is possible that regulatory action by one or more jurisdictions, including those that do not have specific State Capital Requirements, may prevent MGIC from continuing to write new insurance in such jurisdictions. If we are unable to write business in a particular jurisdiction, lenders may be unwilling to procure insurance from us anywhere. In addition, a lender’s assessment of the future ability of our insurance operations to meet the State Capital Requirements or the PMIERs may affect its willingness to procure insurance from us. In this regard, see our risk factor titled “Competition or changes in our relationships with our customers could reduce our revenues, reduce our premium yields and/or increase our losses.” A possible future failure by MGIC to meet the State Capital Requirements or the PMIERs will not necessarily mean that MGIC lacks sufficient resources to pay claims on its insurance liabilities. You should read the rest of these risk factors for information about matters that could negatively affect MGIC’s compliance with State Capital Requirements and its claims paying resources.
If the volume of low down payment home mortgage originations declines, the amount of insurance that we write could decline.
The factors that may affect the volume of low down payment mortgage originations include the health of the U.S. economy; conditions in regional and local economies and the level of consumer confidence; the health and stability of the financial services industry; restrictions on mortgage credit due to more stringent underwriting standards, liquidity issues or risk-retention and/or capital requirements affecting lenders; the level of home mortgage interest rates; housing affordability; new and existing housing availability; the rate of household formation, which is influenced, in part, by population and immigration trends; homeownership rates; the rate of home price appreciation, which in times of heavy refinancing can affect whether refinanced loans have LTV ratios that require private mortgage insurance; tax policy; and government housing policy encouraging equitable housing and loans to first-time homebuyers. A decline in the volume of low down payment home mortgage originations could decrease demand for mortgage insurance and limit our NIW. For other factors that could decrease the demand for mortgage insurance, see our risk factor titled “The amount of insurance we write could be adversely affected if lenders and investors select alternatives to private mortgage insurance or are unable to obtain capital relief for mortgage insurance.”
The amount of insurance we write could be adversely affected if lenders and investors select alternatives to private mortgage insurance or are unable to obtain capital relief for mortgage insurance.
Alternatives to private mortgage insurance include:
•investors using risk mitigation and credit risk transfer techniques other than private mortgage insurance, or accepting credit risk without credit enhancement,
•lenders and other investors holding mortgages in portfolio and self-insuring,

•lenders using FHA, U.S. Department of Veterans Affairs ("VA") and other government mortgage insurance programs, and
•lenders originating mortgages using piggyback structures to avoid private mortgage insurance, such as a first mortgage with an 80% loan-to-value ("LTV") ratio and a second mortgage with a 10%, 15% or 20% LTV ratio rather than a first mortgage with a 90%, 95% or 100% LTV ratio that has private mortgage insurance.
The GSEs’ charters generally require credit enhancement for a low down payment mortgage loan (a loan in an amount that exceeds 80% of a home’s value) in order for such loan to be eligible for purchase by the GSEs. Private mortgage insurance generally has been purchased by lenders in primary mortgage market transactions to satisfy this credit enhancement requirement. In 2018, the GSEs initiated secondary mortgage market programs with loan level mortgage default coverage provided by various (re)insurers that are not mortgage insurers governed by PMIERs, and that are not selected by the lenders. These programs, which currently account for a small percentage of the low down payment market, compete with traditional private mortgage insurance and, due to differences in policy terms, they may offer premium rates that are below prevalent single premium lender-paid mortgage insurance ("LPMI") rates. We participate in these programs from time to time. See our risk factor titled “Changes in the business practices of Fannie Mae and Freddie Mac ("the GSEs"), federal legislation that changes their charters or a restructuring of the GSEs could reduce our revenues or increase our losses” for a discussion of various business practices of the GSEs that may be changed, including through expansion or modification of these programs.
The GSEs (and other investors) have also used other forms of credit enhancement that did not involve traditional private mortgage insurance, such as engaging in credit-linked note transactions executed in the capital markets, or using other forms of debt issuances or securitizations that transfer credit risk directly to other investors, including competitors and an affiliate of MGIC; using other risk mitigation techniques in conjunction with reduced levels of private mortgage insurance coverage; or accepting credit risk without credit enhancement.
Government-supported mortgage insurance programs are not subject to the same capital requirements, risk tolerance or business objectives as private mortgage insurance companies and generally have greater financial flexibility in setting their pricing, guidelines and capacity, which could put us at a competitive disadvantage. If the FHA or other government-supported mortgage insurance programs increase their share of the mortgage insurance market, our business could be affected. Factors that influence market share include relative rates and fees, underwriting guidelines and loan limits of the FHA, VA, private mortgage insurers and the GSEs; changes to the GSEs' business practices; lenders' perceptions of legal risks under FHA versus GSE programs; flexibility for the FHA to establish new products as a result of federal legislation and programs; returns expected to be obtained by lenders for Ginnie Mae securitization of FHA-insured loans compared to those obtained from selling loans to the GSEs for securitization; and differences in policy terms, such as the ability of a borrower to cancel insurance coverage under certain circumstances.
The FHA's share of the low down payment residential mortgages that were subject to FHA, VA, USDA or primary private mortgage insurance was 33.2% in 2023, 26.7% in 2022, and 24.7% in 2021. Since 2012, the FHA’s market share has been as low as 23.4% (2020) and as high as 42.1% (in 2012). In February, 2023 the FHA announced a 30-basis point decrease in its mortgage insurance premium rates. This rate reduction has negatively impacted our NIW. The extent of the future impact of this rate reduction, or that of any other future government-supported mortgage insurance program premium changes, on our NIW is uncertain.
The VA's share of the low down payment residential mortgages that were subject to FHA, VA, USDA or primary private mortgage insurance was 21.5% in 2023, 24.5% in 2022, and 30.2% in 2021. Since 2012, the VA's market share has been as high as 30.9% (in 2020). The VA's 2023 market share was the lowest since 2013 (22.8%). The VA program offers 100% LTV ratio loans for qualifying borrowers.
In July 2023, the Federal Reserve Board, Federal Deposit Insurance Corporation, and the Office of the Comptroller of the Currency proposed a revised regulatory capital rule that would impose higher capital standards on large U.S. banks. Under the proposed regulation's new expanded risk-based approach, affected banks would no longer receive risk-based capital relief for mortgage insurance on loans held in their portfolios. If adopted as proposed, the regulation is expected to have a negative effect on our NIW; however, at this time it is difficult to predict the extent of the impact. In September 2024, it was announced that regulators may revise the proposed rule, including by lowering the proposed-risk weighting for loans secured by residential real estate. It is unknown at this time what, if any, effect this would have on our NIW. More recently, in November 2024, it was announced that the proposed rule will be placed on hold pending the installation of the new Presidential Administration.
The length of time our insurance policies remain in force has a significant impact on our results.
The premium from a single premium policy is collected upfront and generally earned over the estimated life of the policy. In contrast, premiums from monthly and annual premium policies are received each month or year, as applicable, and earned each month over the life of the policy. In each year, most of our premiums earned are from insurance that has been written in prior years. As a result, the length of time insurance remains in force, which is generally measured by annual persistency (the percentage of our insurance remaining in force from one year prior), is a significant determinant of our revenues. A higher than expected persistency rate may decrease the profitability from single premium policies because they will remain in force longer and may increase the incidence of claims that was estimated when the policies were written. A low persistency rate on monthly and annual premium policies will reduce future premiums but may also reduce the incidence of claims, while a high persistency on those policies will increase future premiums but may increase the incidence of claims.
Our annual persistency rate was 84.8% at December 31, 2024, 86.1% at December 31, 2023, and 82.2% at December 31, 2022. Since 2018, our annual persistency rate ranged from a high of 86.3% at September 30, 2023, to a low of 60.7% at March 31, 2021. Our persistency rate is primarily affected by the level of current mortgage interest rates compared to the mortgage coupon rates on our insurance in force, which affects the vulnerability of the IIF to refinancing; and the current amount of equity that borrowers have in the homes underlying our insurance in force. The amount of equity affects persistency in the following ways:
•Borrowers with significant equity may be able to refinance their loans without requiring mortgage insurance.
•The Homeowners Protection Act (“HOPA”) requires servicers to cancel mortgage insurance when a borrower’s LTV ratio meets or is scheduled to meet certain levels, generally based on the original value of the home and subject to various conditions and exclusions.
•The GSEs’ mortgage insurance cancellation guidelines apply more broadly than HOPA and also consider a home’s current value. For more information about the GSEs' guidelines and business practices, and how they may change, see our risk factor titled “Changes in the business practices of Fannie Mae and Freddie Mac ("the GSEs"), federal legislation that changes their charters or a restructuring of the GSEs could reduce our revenues or increase our losses.”
We are susceptible to disruptions in the servicing of mortgage loans that we insure and we rely on third-party reporting for information regarding the mortgage loans we insure.
We depend on reliable, consistent third-party servicing of the loans that we insure. An increase in delinquent loans may result in liquidity issues for servicers. When a mortgage loan that is collateral for a mortgage-backed security ("MBS") becomes delinquent, the servicer is usually required to continue to pay principal and interest to the MBS investors, generally for four months, even though the servicer is not receiving payments from borrowers. This may cause liquidity issues, especially for non-bank servicers (who service approximately 55% of the loans underlying our IIF as of December 31, 2024) because they do not have the same sources of liquidity that bank servicers have.
While there has been no disruption in our premium receipts through the fourth quarter of 2024, servicers who experience future liquidity issues may be less likely to advance premiums to us on policies covering delinquent loans or to remit premiums on policies covering loans that are not delinquent. Our policies generally allow us to cancel coverage on loans that are not delinquent if the premiums are not paid within a grace period.
An increase in delinquent loans or a transfer of servicing resulting from liquidity issues, may increase the operational burden on servicers, cause a disruption in the servicing of delinquent loans and reduce servicers’ abilities to undertake mitigation efforts that could help limit our losses.
We have delegated authority to the GSEs to implement certain loss mitigation options (e.g., modifications, short sales, deeds-in-lieu and foreclosure bidding) on certain loans we insure. The GSEs in turn have delegated such authority to most of their approved servicers, pursuant to delegation agreements. Servicers who service GSE-owned loans are required to operate under the GSEs' required standards in accepting certain loss mitigation alternatives. We rely on these servicers to appropriately make decisions to mitigate our exposure to loss. In some cases, loss mitigation decisions may not be favorable to us and may increase the incidence of paid claims. Ineffective delegation procedures or the failure of servicers to operate pursuant to required standards may increase our losses and have an adverse effect on our business, financial condition and operating results. We may terminate delegation of these loss management decisions to the GSEs; however, such termination may adversely affect our relationship with the GSEs and servicers.
The information presented in this report and on our website with respect to the mortgage loans we insure is based on information reported to us by third parties, including the servicers and originators of the mortgage loans, and information presented may be subject to lapses or inaccuracies in reporting from such third parties. In many cases, we may not be aware that information reported to us is incorrect until such time as a claim is made against us under the relevant insurance policy. We do not consistently receive monthly policy status information from servicers for single premium policies and may not be aware that the mortgage loans insured by such policies have been repaid. We periodically attempt to determine if coverage is still in force on such policies by asking the last servicer of record or through the periodic reconciliation of loan information with certain servicers. It may be possible that our reports continue to reflect, as active, policies on mortgage loans that have been repaid.

Risk Factors Relating to Our Business Generally
If our risk management programs are not effective in identifying, or adequate in controlling or mitigating, the risks we face, or if the models we use are inaccurate, it could have a material adverse impact on our business, results of operations and financial condition.
Our enterprise risk management program, described in "Business - Our Products and Services - Risk Management" in Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2023, may not be effective in identifying, or adequate in controlling or mitigating, the risks we face in our business.
We employ proprietary and third-party models for a wide range of purposes, including the following: projecting losses, premiums, expenses, and returns; pricing products (through our risk-based pricing system); determining the techniques used to underwrite insurance; estimating reserves; evaluating risk; determining internal capital requirements; and performing stress testing. These models rely on estimates, projections, and assumptions that are inherently uncertain and may not always operate as intended. This can be especially true when extraordinary events occur, such as wars, periods of extreme inflation, pandemics, or environmental disasters related to changing climatic conditions. In addition, our models are being continuously updated over time. Changes in models or model assumptions could lead to material changes in our future expectations, returns, or financial results. The models we employ are complex, which could increase our risk of error in their design, implementation, or use. Also, the associated input data, assumptions, and calculations may not always be correct or accurate and the controls we have in place to mitigate these risks may not be effective in all cases. The risks related to our models may increase when we change assumptions, methodologies, or modeling platforms. Moreover, we may use information we receive through enhancements to refine or otherwise change existing assumptions and/or methodologies.

Information technology system failures or interruptions may materially impact our operations and/or adversely affect our financial results.
We are heavily dependent on our information technology systems to conduct our business. Our ability to efficiently operate our business depends significantly on the reliability and capacity of our systems and technology. The failure of our systems and technology, or our disaster recovery and business continuity plans, to operate effectively could affect our ability to provide our products and services to customers, reduce efficiency, or cause delays in operations. Significant capital investments might be required to remediate any such problems. We are also dependent on our ongoing relationships with key technology providers, including provisioning of their services, products and technologies, and their ability to support those products and technologies. The inability of these providers to successfully provide and support those products could have an adverse impact on our business and results of operations.
From time to time we upgrade, automate or otherwise transform our information systems, business processes, risk-based pricing system, and our system for evaluating risk. Certain information systems have been in place for a number of years and it has become increasingly difficult to support their operation. The implementation of technological and business process improvements, as well as their integration with customer and third-party systems when applicable, is complex, expensive and time consuming. If we fail to timely and successfully implement and integrate the new technology systems, if the third party providers upon which we are reliant do not perform as expected, if our legacy systems fail to operate as required, or if the upgraded systems and/or transformed and automated business processes do not operate as expected, it could have a material adverse impact on our business and results of operations.
We could be materially adversely affected by a cybersecurity breach or failure of information security controls.
As part of our business, we maintain large amounts of confidential and proprietary information both on our own servers and those of cloud computing services. This includes personal information of consumers and our employees. Personal information is subject to an increasing number of federal and state laws and regulations regarding privacy and data security, as well as contractual commitments. Any failure or perceived failure by us, or by the vendors with whom we share this information, to comply with such obligations may result in damage to our reputation, financial losses, litigation, increased costs, regulatory penalties or customer dissatisfaction.

All information technology systems are potentially vulnerable to damage or interruption from a variety of sources, including by cyber attacks, such as those involving ransomware. We regularly defend against threats to our data and systems, including malware and computer virus attacks, unauthorized access, system failures and disruptions. Threats have the potential to jeopardize the information processed and stored in, and transmitted through, our computer systems and networks and otherwise cause interruptions or malfunctions in our operations, which could result in damage to our reputation, financial losses, litigation, increased costs, regulatory penalties or customer dissatisfaction. We could be similarly affected by threats against our vendors and/or third-parties with whom we share information.

Globally, attacks are expected to continue accelerating in both frequency and sophistication with increasing use by actors of tools and techniques that may hinder our ability to identify, investigate and recover from incidents. The development and use of artificial intelligence ("AI") may increase our information security risks. For example, it may be more difficult to defend against cybersecurity breaches if AI is used to create attacks or bypass security measures. The relative newness of AI technology, and the lack of laws, regulations or standards governing its use may also increase the risk of misuse by us or by third parties with whom we do business. Cyber attacks may additionally increase as a result of retaliation by threat actors against actions taken by the U.S. and other countries in connection with wars and other global events. We operate under a hybrid workforce model and such model may be more vulnerable to security breaches.

While we have information security policies and systems in place to secure our information technology systems and to prevent unauthorized access to or disclosure of sensitive information, there can be no assurance with respect to our systems and those of our third-party vendors that unauthorized access to the systems or disclosure of sensitive information, either through the actions of third parties or employees, will not occur. Due to our reliance on information technology systems, including ours and those of our customers and third-party service providers, and to the sensitivity of the information that we maintain, unauthorized access to the systems or disclosure of the information could adversely affect our reputation, severely disrupt our operations, result in a loss of business and expose us to material claims for damages and may require that we provide free credit monitoring services to individuals affected by a security breach.

Should we experience an unauthorized disclosure of information or a cyber attack, including those involving ransomware, some of the costs we incur may not be recoverable through insurance, or legal or other processes, and this may have a material adverse effect on our results of operations.

Our underwriting practices and the mix of business we write affects our Minimum Required Assets under the PMIERs, our premium yields and the likelihood of losses occurring.
The Minimum Required Assets under the PMIERs are, in part, a function of the direct risk-in-force and the risk profile of the loans we insure, considering LTV ratio, credit score, vintage, Home Affordable Refinance Program ("HARP") status and delinquency status; and whether the loans were insured under lender-paid mortgage insurance policies or other policies that are not subject to automatic termination consistent with the Homeowners Protection Act requirements for borrower-paid mortgage insurance. Therefore, if our direct risk-in-force increases through increases in NIW, or if our mix of business changes to include loans with higher LTV ratios or lower FICO scores, for example, all other things equal, we will be required to hold more Available Assets in order to maintain GSE eligibility.
Depending on the actual life of a single premium policy and its premium rate relative to that of a monthly premium policy, a single premium policy may generate more or less premium than a monthly premium policy over its life. The percentage of our NIW from all single premium policies was 2.4% in 2024. Beginning in 2012, the annual percentage of our NIW from single premium policies has been as low as 2.4% in 2024 and as high as 20.4% in 2015.
As discussed in our risk factor titled "Reinsurance may be unavailable at current levels and prices, and/or the GSEs may reduce the amount of capital credit we receive for our reinsurance transactions," we have in place various QSR transactions. Although the transactions reduce our premiums, they have a lesser impact on our overall results, as losses ceded under the transactions reduce our losses incurred and the ceding commissions we receive reduce our underwriting expenses. The effect of the QSR transactions on the various components of pre-tax income will vary from period to period, depending on the level of ceded losses incurred. We also have in place various XOL reinsurance transactions under which we cede premiums. Under the XOL reinsurance transactions, for the respective reinsurance coverage periods, we retain the first layer of aggregate losses and the reinsurers provide second layer coverage up to the outstanding reinsurance coverage amount.
In addition to the effect of reinsurance on our premiums, if credit performance remains strong and loss ratios remain low, we expect a decline in our in force portfolio yield over time as competition in the industry results in lower premium rates. Refinance transactions on single premium policies benefit the yield due to the impact of accelerated earned premium from cancellation prior to their estimated life. Recent low levels of refinance transactions have reduced that benefit.
Our ability to rescind insurance coverage became more limited for new insurance written beginning in mid-2012, and it became further limited for new insurance written under our revised master policy that became effective March 1, 2020. These limitations may result in higher losses paid than would be the case under our previous master policies.
From time to time, in response to market conditions, we change the types of loans that we insure. We also may change our underwriting guidelines, including by agreeing with certain approval recommendations from a GSE automated underwriting system. We also make exceptions to our underwriting requirements on a loan-by-loan basis and for certain customer programs. Our underwriting requirements are available on our website at http://www.mgic.com/underwriting/index.html.

Even when home prices are stable or rising, mortgages with certain characteristics have higher probabilities of claims. As of December 31, 2024, mortgages with these characteristics in our primary risk in force included mortgages with LTV ratios greater than 95% (17%), mortgages with borrowers having FICO scores below 680 (6%), including those with borrowers having FICO scores of 620-679 (6%), mortgages with limited underwriting, including limited borrower documentation (1%), and mortgages with borrowers having DTI ratios greater than 45% (or where no ratio is available) (20%). Each attribute is determined at the time of loan origination. Loans with more than one of these attributes accounted for 5% of our primary risk in force as of December 31, 2024, and 5% and 4% of our primary risk in force as of December 31, 2023 and December 31, 2022, respectively. When home prices increase, interest rates increase and/or the percentage of our NIW from purchase transactions increases, our NIW on mortgages with higher LTV ratios and higher DTI ratios may increase. Our NIW on mortgages with LTV ratios greater than 95% was 14% in 2024 and 12% in 2023. Our NIW on mortgages with DTI ratios greater than 45% was 29% in 2024 and 26% in 2023. Our NIW on mortgages with borrowers having FICO scores less than 680 was 4.0% in 2024 and 4.2% in 2023.

From time to time, we change the processes we use to underwrite loans. For example: we rely on information provided to us by lenders that was obtained from certain of the GSEs’ automated appraisal and income verification tools, which may produce results that differ from the results that would have been determined using different methods; we accept GSE appraisal waivers for certain loans; and we accept GSE appraisal flexibilities that allow property valuations in certain transactions to be based on appraisals that do not involve an onsite or interior inspection of the property. Our acceptance of automated GSE appraisal and income verification tools, GSE appraisal waivers and GSE appraisal flexibilities may affect our pricing and risk assessment. We also continue to further automate our underwriting processes and it is possible that our automated processes result in our insuring loans that we would would have insured at a different premium rate or not otherwise have insured under our prior processes.
Approximately 71% of our NIW during 2024 and 2023 was originated under delegated underwriting programs pursuant to which the loan originators had authority on our behalf to underwrite the loans for our mortgage insurance. For loans originated through a delegated underwriting program, we depend on the originators' compliance with our guidelines and rely on the originators' representations that the loans being insured satisfy the underwriting guidelines, eligibility criteria and other requirements. While we have established systems and processes to monitor whether certain aspects of our underwriting guidelines were being followed by the originators, such systems may not ensure that the guidelines were being strictly followed at the time the loans were originated.
The widespread use of risk-based pricing systems by the private mortgage insurance industry (discussed in our risk factor titled "Competition or changes in our relationships with our customers could reduce our revenues, reduce our premium yields and / or increase our losses") makes it more difficult to compare our premium rates to those offered by our competitors. We may not be aware of industry rate changes until we observe that our mix of new insurance written has changed and our mix may fluctuate more as a result.
In March 2024, the National Association of Realtors ("NAR") reached a settlement agreement to resolve a series of lawsuits against it. As part of the settlement, NAR now prohibits the requirement that home sellers, through the seller's agent commission structure, offer to pay the real estate brokerage fees of homebuyers' real estate agents in order to list for-sale properties on NAR-affiliated Multiple Listing Services. If the expense of the buyer's agent commission is shifted to the buyer, it may negatively impact the ability of the buyer to secure financing.
The premiums we charge may not be adequate to compensate us for our liabilities for losses and as a result any inadequacy could materially affect our financial condition and results of operations.
When we set our premiums at policy issuance, we have expectations regarding likely performance of the insured risks over the long term. Generally, we cannot cancel mortgage insurance coverage or adjust renewal premiums during the life of a policy. As a result, changes in economic conditions or the practices of the GSEs, higher than anticipated claims, or other unexpected events generally cannot be addressed by premium increases on policies in force or mitigated by our non-renewal or cancellation of insurance coverage. Our premiums are subject to approval by state regulatory agencies, which can delay or limit our ability to increase premiums on future policies. In addition, our customized rate plans may delay our ability to increase premiums on future policies covered by such plans. The premiums we charge, the investment income we earn and the amount of reinsurance we carry may not be adequate to compensate us for the risks and costs associated with the insurance coverage provided to customers. An increase in the number or size of claims, compared to what we anticipated when we set the premiums, could adversely affect our results of operations or financial condition. Our premium rates are also based in part on the amount of capital we are required to hold against the insured risk. If the amount of capital we are required to hold increases from the amount we were required to hold when we set the premiums, our returns may be lower than we assumed. For a discussion of the amount of capital we are required to hold, see our risk factor titled "We may not continue to meet the GSEs’ private mortgage insurer eligibility requirements and our returns may decrease if we are required to maintain more capital in order to maintain our eligibility."

If state or federal regulations or statutes are changed in ways that ease mortgage lending standards and/or requirements, or if lenders seek ways to replace business in times of lower mortgage originations, it is possible that more mortgage loans could be originated with higher risk characteristics than are currently being originated, such as loans with lower FICO scores and higher DTI ratios. The focus of the FHFA leadership on increasing homeownership opportunities for borrowers is likely to have this effect. Lenders could pressure mortgage insurers to insure such loans, which are expected to experience higher claim rates. Although we attempt to incorporate these higher expected claim rates into our underwriting and pricing models, there can be no assurance that the premiums earned and the associated investment income will be adequate to compensate for actual losses paid even under our current underwriting requirements.
Actual or perceived instability in the financial services industry or non-performance by financial institutions or transactional counterparties could materially impact our business.
Limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions, transactional counterparties or other companies in the financial services industry with which we do business, or concerns or rumors about the possibility of such events, have in the past and may in the future lead to market-wide liquidity problems. Such conditions may negatively impact our results and/or financial condition. While we are unable to predict the full impact of these conditions, they may lead to among other things: disruption to the mortgage market, delayed access to deposits or other financial assets; losses of deposits in excess of federally-insured levels; reduced access to, or increased costs associated with, funding sources and other credit arrangements adequate to finance our current or future operations; increased regulatory pressure; the inability of our counterparties and/or customers to meet their obligations to us; economic downturn; and rising unemployment levels. Refer to our risk factor titled “Downturns in the domestic economy or declines in home prices may result in more homeowners defaulting and our losses increasing, with a corresponding decrease in our returns” for more information about the potential effects of a deterioration of economic conditions on our business.
We routinely execute transactions with counterparties in the financial services industry, including commercial banks, brokers and dealers, investment banks, reinsurers, and our customers. Many of these transactions expose us to credit risk and losses in the event of a default by a counterparty or customer. Any such losses could have a material adverse effect on our financial condition and results of operations.
We rely on our management team and our business could be harmed if we are unable to retain qualified personnel or successfully develop and/or recruit their replacements.
Our success depends, in part, on the skills, working relationships and continued services of our management team and other key personnel. The unexpected departure of key personnel could adversely affect the conduct of our business. In such event, we would be required to obtain other personnel to manage and operate our business. In addition, we will be required to replace the knowledge and expertise of our aging workforce as our workers retire. In either case, there can be no assurance that we would be able to develop or recruit suitable replacements for the departing individuals; that replacements could be hired, if necessary, on terms that are favorable to us; or that we can successfully transition such replacements in a timely manner. Volatility or lack of performance in our stock price may affect our ability to retain our key personnel or attract replacements should key personnel depart. Without a properly skilled and experienced workforce, our costs, including productivity costs and costs to replace employees may increase, and this could negatively impact our earnings.
Competition or changes in our relationships with our customers could reduce our revenues, reduce our premium yields and / or increase our losses.
The mortgage insurance industry is highly competitive and is expected to remain so. Our competitors primarily include other private mortgage insurers and governmental agencies, principally the FHA and VA. We believe we currently compete with other private mortgage insurers based on premium rates, underwriting requirements, financial strength (including based on credit or financial strength ratings), customer relationships, name recognition, reputation, strength of management teams and field organizations, the ancillary products and services provided to lenders, and the effective use of technology and innovation in the delivery and servicing of our mortgage insurance products. Recently reported increases in the credit quality of borrowers, and the relative financial results of the existing mortgage insurance companies, may encourage new entrants into the private mortgage insurance industry, which could further increase competition in our business. Changes in the competitive landscape, including as a result of new market entrants, may adversely impact our results.
Our relationships with our customers, which may affect the amount of our NIW, could be adversely affected by a variety of factors, including if our premium rates are higher than those of our competitors, our underwriting requirements are more restrictive than those of our competitors, our customers are dissatisfied with our claims-paying practices (including insurance policy rescissions and claim curtailments), or the availability of alternatives to mortgage insurance.

In recent years, pricing has become a key competitive factor in the private mortgage insurance market, with an increasing number of customers prioritizing the lowest premium rate available for any particular loan. The industry has materially reduced its use of standard rate cards, which were fairly consistent among competitors, and correspondingly increased its use of (i) pricing systems that use a spectrum of filed rates to allow for formulaic, risk-based pricing based on multiple attributes that may be quickly adjusted within certain parameters, and (ii) customized rate plans pursuant to which rates may be available to customers for a defined period of time. The widespread use of risk-based pricing systems by the private mortgage insurance industry makes it more difficult to compare our rates to those offered by our competitors. We may not be aware of industry rate changes until we observe that our volume of NIW has changed. In addition, business under customized rate plans is awarded by certain customers for only limited periods of time. As a result, our NIW may fluctuate more than it had in the past. Failure to maintain our business relationships and business volumes with our largest customers could materially impact our business. Regarding the concentration of our new business, our top ten customers accounted for approximately 37% in the twelve months ended December 31, 2024 and December 31, 2023, respectively.
We monitor various competitive and economic factors while seeking to balance both profitability and market share considerations in developing our pricing strategies. Our premium yield is expected to decline over time as older insurance policies with premium rates that are generally higher run off and new insurance policies with premium rates that are generally lower remain on our books.
Additionally, technological advancements and innovation are occurring at a rapid pace that may continue to accelerate. Our competitive position could be impacted if we are unable to utilize, in a cost effective and competitive manner, technology such as AI and machine learning that collects and analyzes data to inform underwriting or other decisions, or if our competitors collect and use data which we do not have the ability to access or use. Changes in technology related to collection and application of data could expose us to regulatory or legal actions and may have a material adverse effect on our business, reputation, results of operations and financial condition.
Certain of our competitors have access to capital at a lower cost than we do (including, through off-shore intercompany reinsurance vehicles, which have tax advantages that may increase if U.S. corporate income taxes increase). As a result, they may be able to achieve higher after-tax rates of return on their NIW compared to us, which could allow them to leverage reduced premium rates to gain market share, and they may be better positioned to compete outside of traditional mortgage insurance, including by participating in alternative forms of credit enhancement pursued by the GSEs discussed in our risk factor titled "The amount of insurance we write could be adversely affected if lenders and investors select alternatives to private mortgage insurance or are unable to obtain capital relief for mortgage insurance."
Adverse rating agency actions could have a material adverse impact on our business, results of operations and financial condition.
Financial strength ratings, which various rating agencies publish as independent opinions of an insurer's financial strength and ability to meet ongoing insurance and contract obligations, are important to maintaining public confidence in our mortgage insurance coverage and our competitive position. PMIERs requires approved insurers to maintain at least one rating with a rating agency acceptable to the respective GSEs. Downgrades in our financial strength ratings could materially affect our business and results of operations, including in the ways described below:

•Our failure to maintain a rating acceptable to the GSEs could impact our eligibility as an approved insurer under PMIERs.
•A downgrade in our financial strength ratings could result in increased scrutiny of our financial condition by the GSEs and/or our customers, potentially resulting in a decrease in the amount of our NIW.
•If we are unable to compete effectively in the current or any future markets as a result of the financial strength ratings assigned to our insurance subsidiaries, our future NIW could be negatively affected.
•Our ability to participate in the non-GSE residential mortgage-backed securities market (the size of which has been limited since 2008, but may grow in the future), could depend on our ability to maintain and improve our investment grade ratings for our insurance subsidiaries. We could be competitively disadvantaged with some market participants because the financial strength ratings of our insurance subsidiaries are lower than those of some competitors. MGIC's financial strength rating from A.M. Best is A (with a stable outlook), from Moody’s is A3 (with a positive outlook) and from Standard & Poor’s is A- (with a stable outlook).
•Financial strength ratings may also play a greater role if the GSEs no longer operate in their current capacities, for example, due to legislative or regulatory action. In addition, although the PMIERs do not require minimum financial strength ratings, the GSEs consider financial strength ratings to be important when using forms of credit enhancement other than traditional mortgage insurance, as discussed in our risk factor titled "The amount of insurance we write could be adversely affected if lenders and investors select alternatives to private mortgage insurance or are unable to obtain capital relief for mortgage insurance." The final GSE capital framework provides more capital credit for transactions with higher rated counterparties, as well as those who are diversified. Although we are currently unaware of a direct impact on MGIC, this could potentially become a competitive disadvantage in the future.
•Downgrades to our ratings or the ratings of our mortgage insurance subsidiary could adversely affect our cost of funds, liquidity, and access to capital markets.
We are subject to the risk of legal proceedings.
We operate in a highly regulated industry that is subject to the risk of litigation and regulatory proceedings, including related to our claims paying practices. From time to time, we are a party to material litigation and are also subject to legal and regulatory claims, assertions, actions, reviews, audits, inquiries and investigations. Additional lawsuits, legal and regulatory proceedings and inquiries or other matters may arise in the future. The outcome of future legal and regulatory proceedings, inquiries or other matters could result in adverse judgments, settlements, fines, injunctions, restitutions or other relief which could require significant expenditures or have a material adverse effect on our business, results of operations and financial condition. See our risk factor titled "We are subject to comprehensive regulation and other requirements, which we may fail to satisfy" for additional information about risks related to government enforcement actions.
From time to time, we are involved in disputes and legal proceedings in the ordinary course of business. In our opinion, based on the facts known at this time, the ultimate resolution of these ordinary course disputes and legal proceedings will not have a material adverse effect on our financial condition or results of operations. Under ASC 450-20, until a loss associated with settlement discussions or legal proceedings becomes probable and can be reasonably estimated, we do not accrue an estimated loss. When we determine that a loss is probable and can be reasonably estimated, we record our best estimate of our probable loss. In those cases, until settlement negotiations or legal proceedings are concluded it is possible that we will record an additional loss.
Our success depends, in part, on our ability to manage risks in our investment portfolio.
Our investment portfolio is an important source of revenue and is our primary source of claims paying resources. Although our investment portfolio consists mostly of high quality, investment-grade fixed income investments, our investment portfolio is affected by general economic conditions and tax policy, which may adversely affect the markets for credit and interest-rate-sensitive securities, including the extent and timing of investor participation in these markets, the level and volatility of interest rates and credit spreads and, consequently, the value of our fixed income securities. Prevailing market rates have increased for various reasons, including inflationary pressures, which has reduced the fair value of our investment portfolio holdings relative to their amortized cost. The value of our investment portfolio may also be adversely affected by ratings downgrades, increased bankruptcies, and credit spreads widening. In addition, the collectability and valuation of our municipal bond portfolio may be adversely affected by budget deficits, and declining tax bases and revenues experienced by state and local municipalities. Our investment portfolio also includes commercial mortgage-backed securities, collateralized loan obligations, and asset-backed securities, which could be adversely affected by declines in real estate valuations, increases in unemployment, geopolitical risks and/or financial market disruption, including more restrictive lending conditions and a heightened collection risk on the underlying loans. As a result of these matters, we may not achieve our investment objectives and a reduction in the market value of our investments could have an adverse effect on our liquidity, financial condition and results of operations.

We carry certain financial instruments at fair value and disclose the fair value of all financial instruments. Valuations use inputs and assumptions that are not always observable or may require estimation; valuation methods may be complex and may also require estimation, thereby resulting in values that are less certain and may vary significantly from the value at which the investments may be ultimately sold. For additional information about the methodologies, estimates and assumptions we use in determining the fair value of our investments refer to Note 3 of Item 8 in Part II our Annual Report on Form 10-K for the year ended December 31, 2023 - "Fair Value Measurements."

Federal budget deficit concerns and the potential for political conflict over the U.S. government’s debt limit may increase the possibility of a default by the U.S. government on its debt obligations, related credit-rating downgrades, or an economic recession in the United States. Many of our investment securities are issued by the U.S. government and government agencies and sponsored entities. As a result of uncertain domestic political conditions, including potential future federal government shutdowns, the possibility of the federal government defaulting on its obligations due to debt ceiling limitations or other unresolved political issues, investments in financial instruments issued or guaranteed by the federal government pose liquidity risks. Any potential downgrades by rating agencies in long-term sovereign credit ratings, as well as sovereign debt issues facing the governments of other countries, could have a material adverse impact on financial markets and economic conditions worldwide.

For the significant portion of our investment portfolio that is held by MGIC, to receive full capital credit under insurance regulatory requirements and under the PMIERs, we generally are limited to investing in investment grade fixed income securities whose yields reflect their lower credit risk profile. Our investment income depends upon the size of the portfolio and its reinvestment at prevailing interest rates. A prolonged period of low investment yields would have an adverse impact on our investment income as would a decrease in the size of the portfolio.
We structure our investment portfolio to satisfy our expected liabilities, including claim payments in our mortgage insurance business. If we underestimate our liabilities or improperly structure our investments to meet these liabilities, we could have unexpected losses resulting from the forced liquidation of fixed income investments before their maturity, which could adversely affect our results of operations.
The inability of our insurance subsidiaries to pay dividends in sufficient amounts would harm our ability to meet our obligations, pay future shareholder dividends and/or make future share repurchases.

MGIC Investment Corporation is the holding company for our insurance operating subsidiaries. At the holding company level, our principal assets are the shares of capital stock of our insurance company subsidiaries and cash and investments. Dividends and other permitted distributions from MGIC are the holding company's primary source of funds used to meet ongoing cash requirements, including future debt service payments, repurchases of its shares, payment of dividends to our shareholders, and other expenses. Other sources of holding company cash inflow include investment income and raising capital in the public markets. The payment of dividends from MGIC is subject to regulatory approval as described in our Annual Reports on Form 10-K. In general, dividends in excess of prescribed limits are deemed “extraordinary” and may not be paid if disapproved by the OCI. The prescribed limits are based on a rolling 12-month period, and as such, the impact of the limitations will vary over time. In the twelve months ended December 31, 2024, MGIC paid $750 million in dividends to the holding company. Future dividend payments from MGIC to the holding company will be determined in consultation with the board of directors, and after considering any updated estimates about our business, subject to regulatory approval.

The long-term debt obligations are owed by the holding company and not its subsidiaries. At December 31, 2024, we had approximately $1.1 billion in cash and investments at our holding company and our holding company’s long-term debt obligations were $650 million in aggregate principal amount. Annual debt service on the long-term debt obligations outstanding as of December 31, 2024, is approximately $34 million. The inability of MGIC to pay dividends (or other intercompany amounts due) in an amount sufficient to enable us to meet our cash requirements at the holding company level could have an adverse effect on our operations, and our ability to repay debt, repurchase shares and/or pay dividends to shareholders.

If any capital contributions to our subsidiaries are required, such contributions would decrease our holding company cash and investments.
Your ownership in our company may be diluted by additional capital that we raise.
As noted above under our risk factor titled “We may not continue to meet the GSEs’ private mortgage insurer eligibility requirements and our returns may decrease if we are required to maintain more capital in order to maintain our eligibility,” although we are currently in compliance with the requirements of the PMIERs, there can be no assurance that we would not seek to issue additional debt capital or to raise additional equity or equity-linked capital to manage our capital position under the PMIERs or for other purposes. Any future issuance of equity securities may dilute your ownership interest in our company. In addition, the market price of our common stock could decline as a result of sales of a large number of shares or similar securities in the market or the perception that such sales could occur.
The price of our common stock may fluctuate significantly, which may make it difficult for holders to resell common stock when they want or at a price they find attractive.
The market price for our common stock may fluctuate significantly. In addition to the risk factors described herein, the following factors may have an adverse impact on the market price for our common stock: changes in general conditions in the economy or the housing market, the mortgage insurance industry or the financial stability of markets and financial services industry; announcements by us or our competitors of acquisitions or strategic initiatives; our actual or anticipated quarterly and annual operating results; changes in expectations of future financial performance (including incurred losses on our insurance in force); changes in estimates of securities analysts or rating agencies; actual or anticipated changes in our share repurchase program or dividends; changes in operating performance or market valuation of companies in the mortgage insurance industry; the addition or departure of key personnel; failure to establish and maintain effective internal controls over financial reporting, changes in tax law; and adverse press or news announcements affecting us or the industry. In addition, ownership by certain types of investors may affect the market price and trading volume of our common stock. For example, ownership in our common stock by investors such as index funds and exchange-traded funds can affect the stock’s price when those investors must purchase or sell our common stock because the investors have experienced significant cash inflows or outflows, the index to which our common stock belongs has been rebalanced, or our common stock is added to and/or removed from an index (due to changes in our market capitalization, for example).